      As filed with the Securities and Exchange Commission on September 18, 2003
                                    Registration No. 333-_______________________

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549

                                    FORM S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                         HY-TECH TECHNOLOGY GROUP, INC.
             (Exact name of registrant as specified in its charter)

                   Delaware                                  95-4868120
         (State or other jurisdiction                      (IRS Employer
              of incorporation or                        Identification No.)
                 organization)

                              1840 Boy Scout Drive
                              Fort Myers, FL 33907
                                 (239) 278-4111
              (Address, Including Zip Code and Telephone Number, of
                          Principal Executive Offices)

           Consulting Agreement Between Registrant And Gary F. McNear Consulting Agreement Between Registrant And Craig T. Conklin
          Consulting Agreement Between Registrant And Erik V. Pohovich
           Modified Retainer Agreement with Gottbetter & Partners, LLP
                            (Full Title of the Plan)

               Martin Nielson                                Copy to:
       Hy-Tech Technology Group, Inc.                Adam S. Gottbetter, Esq.
            1840 Boy Scout Drive                     Salvatore Fichera, Esq.
            Fort Myers, FL 33907                    Gottbetter & Parners, LLP.
               (239)  278-4111                    488 Madison Avenue, 12th Floor
  (Name,  Address  and  Telephone Number,            New York, New York 10022
 including Area Code, of Agent for Service)               (212) 400-6900


---------------------------------- -------------- ----------------------- -------------------------------- ------------------
                                  Proposed Maximum
       Title of Securities         Amount To Be       Offering Price        Proposed Maximum Aggregate         Amount of
        To Be Registered            Registered        Per Share (1)               Offering Price           Registration Fee
---------------------------------- -------------- ----------------------- -------------------------------- ------------------
Common Stock, par value $.001
per share
---------------------------------- -------------- ----------------------- -------------------------------- ------------------
    McNear Consulting Agreement    2,257,726      $.059                   $113,205.83                      $10.42
---------------------------------- -------------- ----------------------- -------------------------------- ------------------
    Conklin Consulting Agreement   2,257,726      $.059                   $113,205.83                      $10.42
---------------------------------- -------------- ----------------------- -------------------------------- ------------------
    Pohovich Consulting Agreement  271,930        $.059                   $16,043.87                       $1.48
---------------------------------- -------------- ----------------------- -------------------------------- ------------------
    Gottbetter & Partners
    Agreement                      2,106,000      $.059                   $124,254                         $11.44
---------------------------------- -------------- ----------------------- -------------------------------- ------------------
TOTAL:                             6,893,382      $.059                   $366,709.53                      $33.76
---------------------------------- -------------- ----------------------- -------------------------------- ------------------


(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) on the basis of the average of the high and low prices of the common stock of the Registrant as traded in the over-the counter market and reported on the OTC Electronic Bulletin Board of the National Association of Securities Dealers on September 12, 2003.

                                     PART I
              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

ITEM 1. PLAN INFORMATION

         Pursuant to the Note to Part I of the Form S-8, the information required by Part I is not filed with the Securities and Exchange Commission.

ITEM 2. INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

         Registrant will provide without charge to each person to whom a copy of a Section 10(a) Prospectus hereunder is delivered, upon the oral or written request of such person, a copy of any document incorporated in this Registration Statement by reference. Requests for such information should be directed to Hy-Tech Technology Group, Inc., 1840 Boy Scout Drive, Fort Myers, FL 33907 (239) 278-4111.

                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

         The  following   documents  are   incorporated  by  reference  in  this
registration statement.

         a) Registrant's Annual Report on Form 10-KSB for the fiscal year ended February 28, 2003 filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act");

         b) All other reports filed by Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Form 10-KSB referred to in (a) above.

         c) The description of the common stock, $.001 par value per share (the "Common Stock") of the Registrant is contained in the Registrant's registration statement on Form 10-SB, as amended.

         All documents  filed by the  Registrant  pursuant to Section 13 (a), 13
(c), 14 and 15 (d) of the Exchange Act subsequent to the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated in this registration statement by reference and to be a part hereof from the date of filing of such documents. Any statement contained in this registration statement, in a supplement to this registration statement or in a document incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any subsequently filed supplement to this registration statement or in any document that is subsequently incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

ITEM 4. DESCRIPTION OF SECURITIES

         Not applicable. The class of securities to be offered is registered under Section 12 of the Exchange Act.

ITEM 5. INTEREST OF NAMED EXPERTS AND COUNSEL

         The validity of the shares of common stock registered in this registration statement has been passed upon for the Registrant by Gottbetter & Partners, LLP, ("G&P") whose opinion is attached hereto as Exhibit 5.

Adam S. Gottbetter, a partner in G&P, will hold shares of common stock of the Registrant upon the effectiveness of this registration statement.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Generally, Section 145 of the Delaware General Corporation Law (the "DGCL") empowers a Delaware corporation to indemnify any person for claims arising against the person for serving as a present or former director, officer, employee, or agent of the corporation. Indemnity is available only if the person acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation. If the claim is a criminal action, indemnification may be available only if the person had no reasonable cause to believe his or her conduct was unlawful. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with the claim.

         A Delaware corporation may also indemnify persons against expenses (including attorneys' fees) incurred for actions brought by or on behalf of the corporation subject to the conditions discussed above, except that no indemnification is permitted in respect of any claim as to which person shall have been found to be liable to the corporation unless a court determines that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity.

         To the extent the person is successful in defending a claim described in the preceding two paragraphs, the corporation must indemnify the person against expenses (including attorneys' fees) actually and reasonably incurred. The indemnification and advancement of expenses provided for in Section 145 is not exclusive of any other rights to which the person may be entitled under any By-law, agreement, vote of stockholders or disinterested directors, or otherwise.

         Section 145 of the DGCL also provides that a corporation may maintain insurance against liabilities for which indemnification is not expressly provided by the statute. The Registrant maintains reasonable levels of insurance against liabilities for indemnification which it may incur under its Certificate of Incorporation, as amended (the "Certificate of Incorporation") and By-laws (the "By-laws").

         Article VII of the Registrant's By-laws provides that the Registrant will indemnify, defend and hold harmless directors, officers, employees and agents of the Registrant to the fullest extent currently permitted under the DGCL.

         In addition, Article Sixth of the Registrant's Certificate of Incorporation, as permitted by Section 102(b) of the DGCL, provides that neither the Registrant not its stockholders may recover damages from the Registrant's directors for a breach of their fiduciary duty in the performance of their duties as directors of the Registrant, unless the breach relates to (i) the director's duty of loyalty, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) Section 174 of the DGCL or (iv) any transactions for which the director derived an improper benefit. The Registrant's By-laws provide for indemnification of the Registrant's directors, officers, employees and agents on the terms permitted under Section 145 of the DGCL summarized above.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

         Not applicable.

ITEM 8. EXHIBITS

EXHIBITS NO.        DESCRIPTION
-------------------------------------------------------------------------------------------------
4.1                 Consulting Agreement dated August 1, 2003 between Registrant and Gary F.
                    McNear
-------------------------------------------------------------------------------------------------
4.2                 Consulting Agreement dated August 1, 2003 between Registrant and Craig T.
                    Conklin
-------------------------------------------------------------------------------------------------
4.3                 Consulting Agreement dated August 1, 2003 between Registrant and Erik V.
                    Pohovich
-------------------------------------------------------------------------------------------------
4.4                 Modified Retainer Agreement dated September 16, 2003, between Registrant and Gottbetter & Partners, LLP.
-------------------------------------------------------------------------------------------------
5.1                 Opinion of Counsel, Gottbetter & Partners, LLP.
-------------------------------------------------------------------------------------------------
23.1                Consent of Counsel (included in Exhibit 5 hereto)
-------------------------------------------------------------------------------------------------
23.2                Consent of Malone & Bailey, PLLC, Auditors
-------------------------------------------------------------------------------------------------

ITEM 9. UNDERTAKINGS

         The Registrant hereby undertakes:

         1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         2. For determining liability under the Securities Act of 1933, treat each such post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at the time to be the initial bona fide offering.

         3. File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                                   SIGNATURES

                         HY-TECH TECHNOLOGY GROUP, INC.

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York on the 16th day of September, 2003.


                                    By: /s/ MARTIN NIELSON
                                        -------------------------------------
                                        Martin Nielson
                                        Chief Executive Officer


         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicates and on the dates indicated.

                                           Title                                        Date

/s/ MARTIN NIELSON                         Chief Executive Officer and Director         September 16, 2003
------------------------------------
Martin Nielson

/s/ GARY F. MCNEAR                         Vice President, Chief Financial Officer,
------------------------------------       Secretary and Director                       September 16, 2003
Gary F. McNear

/s/ CRAIG W. CONKLIN                       Vice President, Chief Operating Officer
------------------------------------       and Director                                 September 16, 2003
Craig W. Conklin